UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

JETBLUE AIRWAYS CORP

___________________________________________________________

(Name of Issuer)

COMMON STOCK

___________________________________________________________

(Title of Class of Securities)

477143101

_________________________________________________

(CUSIP Number)

April 12, 2002

___________________________________________________________

(Date of Event which Requires Filing of Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

[ ] Rule 13d - 1(b)

[x] Rule 13d - 1(c)

[ ] Rule 13d - 1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities,and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

(Continued on following page(s))

CUSIP No.477143101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): BANK OF AMERICA CORPORATION 56-0906609
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	2,356,216
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	2,356,216
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,356,216
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.75%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

C

CUSIP No. 477143101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): BAS Capital Funding Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	436,316
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	436,316
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 436,316
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.07%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

C

CUSIP No. 477143101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NMS Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	1,895,914
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	1,895,914
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,895,914
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.63%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 477143101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NMS Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	1,895,914
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	1,895,914
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,895,914
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.63%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 477143101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Edward J. McCaffrey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	1,895,914
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	1,895,914
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,895,914
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.63%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 477143101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NB Holdings Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	1,919,900
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	1,919,900
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,919,900
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.69%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

C

CUSIP No. 477143101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Bank of America, National Association
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	1,919,900
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	1,919,900
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,919,900
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.69%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

BK

CUSIP No. 477143101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Marsico Management Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	23,986
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	23,986
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,986
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .06%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 477143101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Marsico Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	23,986
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	23,986
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,986
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .06%
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

Item 1(a). Name of Issuer:

JetBlue Airways Corp

Item 1(b). Address of Issuer's Principal Executive Offices:

80-02 Kew Gardens Road, 4th Floor

Kew Gardens, NY 11415

Item 2(a). Name of Person Filing:

Bank of America Corporation

NB Holdings Corporation

Bank of America, National Association

Marsico Management Holdings, L.L.C.

Marsico Capital Management, LLC

BAS Capital Funding Corporation

NMS Capital, L.P.

NMS Capital Management, LLC

Edward J. McCaffrey

Item 2(b). Address of Principal Business Office or, if None,

Residence:

Bank of America Corporation

NB Holdings Corporation

Bank of America, National Association

Marsico Management Holdings, L.L.C.

100 North Tryon Street

Charlotte, NC 28255

Marsico Capital Management, LLC

1200 17th Street, suite 1800

Denver, CO 80202

BAS Capital Funding Corporation

231 South LaSalle Street

Chicago, IL 60697

NMS Capital, L.P.

NMS Capital Management, LLC

Edward J. McCaffrey

231 South LaSalle Street

Chicago, IL 60697

Item 2(c). Citizenship(s):

Bank of America Corporation - Delaware

NB Holdings Corporation - Delaware

Bank of America, National Association - Delaware

Marsico Management Holdings, L.L.C. - Delaware

Marsico Capital Management, LLC - Delaware

BAS Capital Funding - Delaware

NMS Capital, L.P. - Delaware

NMS Capital Management, LLC - Delaware

Edward J. McCaffrey - Illinois

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP Number: 477143101

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or

13d-2(b) or (c), Check Whether the Person Filing is a:

N/A

Item 4. Ownership:

With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G (p. 2), which are incorporated herein by reference.

BAS Capital Funding Corporation is wholly owned by Bank of America Corporation.

NMS Capital, L.P.'s General Partner is NMS Capital Management LLC. NMS Capital Management LLC's Managing Member is Edward J. McCaffrey, an individual employee of Bank of America, National Association.If Mr. McCaffrey ceases to be an employee of Bank of America, National Association or an affiliate thereof, he is removed as the Managing Member of NMS Capital Management LLC.Bank of America, National Association is wholly owned by NB Holdings Corporation which is wholly owned by Bank of America Corporation.

Marsico Capital Management, LLC's Managing Member is Marsico Management Holdings, L.L.C., whose Managing Member is Bank of America, National Association. Bank of America, National Association is wholly owned by NB Holdings Corporation, which is wholly owned by Bank of America Corporation.

Item 5. Ownership of Five Percent or Less of a Class:

N/A

Item 6. Ownership of More than Five Percent on Behalf of

Another Person:

Not applicable.

Item 7. Identification and Classification of the Subsidiary which

Acquired the Security Being Reported on By the Parent

Holding Company:

N/A

Item 8. Identification and Classification of Members of the

Group:

Not applicable.

Item 9. Notice of Dissolution of Group:

Not applicable.

Item 10. Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 23, 2002

BANK OF AMERICA CORPORATION

BANK OF AMERICA, NATIONAL ASSOCIATION

By: /s/ Amy S. Anderson

Amy S. Anderson

Assistant Vice President

Corporate Compliance of Bank of America Corporation

and Bank of America, National Association

BAS CAPITAL FUNDING CORPORATION

By: /s/ Julie Kunetka

Julie Kunetka

Senior Vice President

NMS CAPITAL, L.P.

NMS CAPITAL MANAGEMENT, LLC

By: /s/ Edward J. McCaffrey

Edward J. McCaffrey

Managing Member of NMS Capital Management, LLC

/s/ Edward J. McCaffrey

Edward J. McCaffrey

NB HOLDINGS CORPORATION

By: /s/ James H. Hance, Jr.

James H. Hance, Jr.

Chief Financial Officer

MARSICO MANAGEMENT HOLDINGS, L.L.C.

By: /s/ Robert H. Gordon

Robert H. Gordon

President

MARSICO CAPITAL MANAGEMENT, LLC

By: /s/ Tom Kerwin

Tom Kerwin

Compliance Counsel

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: April 23, 2002

BANK OF AMERICA CORPORATION

BANK OF AMERICA, NATIONAL ASSOCIATION

By: /s/ Amy S. Anderson

Amy S. Anderson

Assistant Vice President

Corporate Compliance of Bank of America Corporation

and Bank of America, National Association

BAS CAPITAL FUNDING CORPORATION

By: /s/ Julie Kunetka

Julie Kunetka

Senior Vice President

NMS CAPITAL, L.P.

NMS CAPITAL MANAGEMENT, LLC

By: /s/ Edward J. McCaffrey

Edward J. McCaffrey

Managing Member of NMS Capital Management, LLC

/s/ Edward J. McCaffrey

Edward J. McCaffrey

NB HOLDINGS CORPORATION

By: /s/ James H. Hance, Jr.

James H. Hance, Jr.

Chief Financial Officer

MARSICO MANAGEMENT HOLDINGS, L.L.C.

By: /s/ Robert H. Gordon

Robert H. Gordon

President

MARSICO CAPITAL MANAGEMENT, LLC

By: /s/ Tom Kerwin

Tom Kerwin

Compliance Counsel